EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Rimage Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-34788, 333-53875, 33-71472, and 333-69550) of Rimage Corporation on Form S-8
of our report dated February 13, 2004, except as to note 4, which is as of March 29, 2004, relating to the consolidated balance sheets of Rimage Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and our report dated February 13, 2004, relating to the financial statement schedule, which reports appear in the 2003 annual report on Form 10-K of Rimage Corporation.


                                               /s/ KPMG LLP


Minneapolis, Minnesota
March 30, 2004